Exhibit 23.2


                          CONSENT OF GRANT THORNTON LLP


We have issued our report dated November 4, 1996 with respect to the consolidated financial statements and schedule of U.S. Robotics Corporation and Subsidiaries, included in Annual Report on Form 10-K for the year ended September 29, 1996. We consent to the incorporation by reference of said report in the Registration Statements Nos. on Form S-8 (2-92053, 33-2171, 33-17848 (Post-Effective Amendment No. 1), 33-33803, 33-33807, 33-39323, 33-36911,
33-45176,   33-45231,   33-45233,   33-56952,   33-58708,   33-72158,  033-55265
(Post-Effective Amendment No. 1), 033-60379,  033-63547,  333-11639,  333-15923,
and 333-29099).



/s/ GRANT THORNTON LLP

Grant Thornton LLP


Chicago, Illinois
August 7, 1998